Exhibit 99.1

NEWS

For Release October 27, 2005 at 1:05 p.m. PST:

WJ Communications Announces Third Quarter Results

October 27, 2005 - San Jose, CA - WJ Communications, Inc. (NASDAQ: WJCI), a leading designer and supplier of RF solutions for the wireless infrastructure and RFID reader markets, today announced results for its third quarter ended October 2, 2005.

Revenue for the third quarter of 2005 was $8.1 million, above the previously given third quarter guidance range of $7.6 to $8.0 million.  Revenue for the third quarter was derived primarily from the Company’s core business consisting of semiconductor components, multi-chip modules and RFID reader modules.  This compares to revenue of $8.9 million in the same period last year, consisting of $8.4 million from the core business and $0.5 million from the legacy wireless assembly business.

The Company reported a net loss of $3.4 million for the third quarter of 2005 or $0.05 per common share.  This includes a charge of $0.4 million related to employee separation and a $0.1 million dollar benefit related to the revision of our estimated tax liability.  This compares to net income of $1.2 million or $0.02 per common share in the year ago period which included a benefit of $3.4 million from the reversal of a remaining restructuring accrual and a tax benefit of $1.1 million from a revision of the estimated tax liability related to previous years’ audits.

As of October 2, 2005, the Company had cash, cash equivalents and short-term investments of $32.8 million with no long-term debt outstanding.

“We were pleased with our third quarter revenue performance which was above our previously stated guidance,” said Bruce Diamond, the new Chief Executive Officer and President of WJ Communications.  “We saw sequential improvements in our wireless infrastructure business with strength coming from our

401 River Oaks Parkway, San Jose, CA 95134     Phone:  800-WJ1-4401     Fax:  408-577-6621

overseas markets particularly in Korea.  We have focused our RFID efforts on partnering with leading systems integrators which we believe positions us well to capitalize on future growth in this market.”

“Our third quarter gross margins of 53% were higher than expected due to product mix and higher than expected sales,” added Rainer Growitz, Interim Chief Financial Officer of WJ Communications. “Looking forward, we see growth in our business and expect sequential revenue increases from both wireless infrastructure and RFID.  These factors lead us to give a revenue guidance range at this time of $8.5 million to $8.9 million for the fourth quarter of 2005.”

About WJ Communications

WJ Communications, Inc. is a leading provider of radio frequency (RF) solutions serving multiple markets targeting wireless communications, RF identification (RFID), broadband cable, and defense and homeland security. WJ addresses the RF challenges in these multiple markets with its highly reliable amplifiers, mixers, RF integrated circuits (RFICs), RFID reader modules, chipsets, and multi-chip (MCM) modules. For more information visit www.wj.com or call 408-577-6200.

This release contains forward-looking statements including financial projections, statements as to the plans and objectives of management for future operations, and statements as to the Company’s future economic performance, financial condition or results of operations. These forward-looking statements are not historical facts but rather are based on current expectations and our beliefs. Words such as “may,” “will,” “expects,” “intends,” “plans,” “believes,” “seeks” “could” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors, including, but not limited to, the actual success of deploying 3G in 2005, the actual future success in building relationships with major OEMs from RFID business in 2005, our actual future performance in wireless infrastructure for 2005, actual revenue performance in the fourth quarter of 2005, the risk factors contained in the Company’s Form 10-K for year ended 2004 and such other factors as described from time to time in the Company’s filings with the Securities & Exchange Commission which are available on the SEC website at www.sec.gov.  Readers of this release are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this press release.

# # #

WJ Communications:		Investor Relations Contacts:

Rainer Growitz	or	Chris Danne, Rakesh Mehta
Interim Chief Financial Officer		The Blueshirt Group for WJ Communications
408-577-6200		415-217-7722
www.wj.com		chris@blueshirtgroup.com
rakesh@blueshirtgroup.com

WJ Communications Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 2, 2005	September 26, 2004	October 2, 2005	September 26, 2004

Sales
Core business (1)	$8,044	$8,379	$19,548	$22,122
Legacy (2)	50	550	343	2,293
Total sales	8,094	8,929	19,891	24,415

Cost of goods sold	3,774	4,536	10,992	11,039

Gross profit	4,320	4,393	8,899	13,376

Operating expenses:

Research & development	4,451	4,354	13,591	12,588

Selling & administrative	3,632	3,523	11,644	9,326

Acquired in-process research & development	—	—	3,400	8,500

Restructuring reversals	—	(3,416)	—	(3,845)

Total operating expenses	8,083	4,461	28,635	26,569

Loss from operations	(3,763)	(68)	(19,736)	(13,193)

Interest income, net	243	147	696	414

Other income, net	3	—	11	—

Income (loss) before income taxes	(3,517)	79	(19,029)	(12,779)

Income tax benefit	(123)	(1,133)	(123)	(7,674)

Net income (loss)	$(3,394)	$1,212	$(18,906)	$(5,105)

Basic net income (loss) per share	$(0.05)	$0.02	$(0.30)	$(0.08)

Diluted net income (loss) per share	$(0.05)	$0.02	$(0.30)	$(0.08)

Basic weighted average shares	64,516	60,908	63,860	60,195

Diluted weighted average shares	64,516	65,913	63,860	60,195

(1)                      Core business sales includes sales of our semiconductor components, multi-chip modules and RFID reader modules.

(2)                      Legacy sales includes sales of our wireless and fiber optic products.

WJ Communications Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	October 2, 2005 (1)	December 31, 2004 (2)
ASSETS

Cash and cash equivalents	$19,623	$24,392

Short-term investments	13,176	18,732

Accounts receivable, net	5,494	6,841

Inventory	5,260	5,148

Other current assets	2,128	3,183

Total current assets	45,681	58,296

Property, plant and equipment	7,668	9,679

Goodwill	6,881	1,368

Intangible assets, net	1,974	180

Other assets	210	210

Total assets	$62,414	$69,733

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$15,227	$11,572

Long-term obligations	14,860	16,864

Stockholders’ equity	32,327	41,297

Total liabilities and stockholders’ equity	$62,414	$69,733

(1)                      Unaudited

(2)                      Derived from the Company’s audited consolidated financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2004.